Exhibit (g)(iv)

EXHIBIT B

Portfolios of the Trust

Schroder Total Return Fixed Income Fund

Schroder US Small & Mid Cap Opportunity Fund

Schroder Emerging Market Equity Fund

Schroder International Multi-Cap Value Fund

Schroder Absolute Return EMD and Currency Fund

Schroder Emerging Markets Multi-Cap Equity Fund

Schroder Emerging Markets Multi-Sector Bond Fund

Schroder Broad Tax-Aware Value Bond Fund

Schroder Long Duration Investment-Grade Bond Fund

Amended on

For and on behalf of J.P. Morgan Chase, N.A.

Executive Director

For and on behalf of Schroder Series Trust, separately on behalf of each Portfolio listed above

Name

Authorized Signatory
Title